Exhibit 4.1

LOCK-UP AGREEMENT

___________________

Ascendia Brands, Inc.

100 American Metro Boulevard

Hamilton, NJ 08619

Re: Lock-Up Agreement Delivered Pursuant to Section 3.2(d) of the

Asset Purchase Agreement, dated as of January 17, 2007

Dear Sirs:

Reference is made to that certain Asset Purchase Agreement, dated as of January 17, 2007 (the “Purchase Agreement”), by and among Ascendia Brands Co., Inc. and Lander Intangibles Corporation, as Purchasers, Ascendia Brands, Inc., as Purchaser Guarantor (“Ascendia Brands”), and Coty B.V., Coty Canada Inc., Coty S.A.S., Coty Inc. (“Coty”) and Coty US LLC, as Sellers. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

For and in consideration of a portion of the Purchase Price, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, during the Lock-Up Period, Coty will not, without the prior written consent of Ascendia Brands, directly or indirectly, (i) offer, sell, contract to sell, lend, encumber, pledge, donate or otherwise dispose of or transfer (any of the foregoing, a “Transfer”) any shares of Ascendia Brands Common Stock issued pursuant to Section 3.2(d) of the Purchase Agreement or any securities received as a distribution thereon or otherwise with respect thereto, whether now owned or hereafter acquired by Coty or with respect to which Coty has or hereafter acquires the power of disposition (collectively, the “Securities”) or (ii) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Securities, whether any such swap or transaction described in (i) or (ii) above is to be settled by the delivery of shares of Ascendia Brands Common Stock or other securities, in cash or otherwise. Notwithstanding the foregoing or anything contained herein to the contrary, if Prencen LLC or any other affiliate of Prentice Capital Management, LP (collectively, “Prentice”) sells any shares of Ascendia Brands Common Stock (a “Prentice Transfer”) pursuant to an effective registration statement or under Rule 144 of the Securities Act (as defined below), then Coty shall be entitled to Transfer, free of restriction under this Agreement, a number of shares of Ascendia Brands Common Stock equal to the product determined by multiplying the Transfer Percentage (as defined below) by the number of shares of Ascendia Brands Common Stock held by Coty at the time of such Prentice Transfer.

The foregoing paragraph shall not, however, prohibit Coty from conveying all or any portion of the Securities to any Person, provided that (i) such conveyance complies with applicable securities laws and (ii) prior to such conveyance, the new holder or holders of the Securities enters into a replacement lock-up agreement with Ascendia Brands on the same terms as set forth herein for the remainder of the Lock-Up Period. In addition, the foregoing paragraph shall not prohibit Coty from pledging the Securities in connection with a bona fide margin agreement or other loan or financing agreement that is secured by the Securities; provided that, as a condition to the transfer of the Securities to such pledgee upon foreclosure of such pledge, such pledgee shall enter into a replacement lock-up agreement with Ascendia Brands on the same terms as set forth herein for the remainder of the Lock-Up Period. At Coty’s expense, Ascendia Brands agrees to execute a consent to such pledge and such other documentation as any pledgee of the Securities may reasonably request in connection with a pledge of such Securities to such pledgee; provided, that, such documentation shall not impose any additional obligations on Ascendia Brands.

Any purported or attempted Transfer, whether voluntary or involuntary, in violation hereof shall be null and void and of no legal effect. Coty agrees that, in order to ensure compliance with the restrictions referred to herein, Ascendia Brands may issue appropriate “stop transfer” instructions to its transfer agent. Ascendia Brands shall not be required (i) to transfer or have transferred on its books any of the Securities that have been Transferred in violation of any of the provisions hereof or (ii) to treat or to accord the right to vote or receive dividends to any purchaser of other transferee to whom such Securities shall have been so transferred in violation of any provision hereof or the Purchase Agreement.

Coty understands and agrees that until the expiration of the Lock-Up Period there will be placed on the certificates evidencing the ownership of the Securities the legends set forth in Section 4.25(c) of the Purchase Agreement. The holder of any Securities may request that Ascendia Brands remove, and Ascendia Brands agrees to authorize the removal of, (i) any legend from the Securities regarding the Lock-Up Agreement upon expiration of the Lock-Up Period, or (ii) any legend regarding transfers of the Securities in compliance with the Securities Act of 1933, as amended (the “Securities Act”) following (A) any sale of the Securities consummated following the expiration of the Lock-Up Period pursuant to an effective registration statement or Rule 144 promulgated under the Securities Act (or any successor rule) or (B) such time as such Securities are eligible for sale under Rule 144(k). Following the time a legend is no longer required for the Securities hereunder, Ascendia Brands will, no later than three Business Days following the delivery by a holder of the Securities of a certificate representing such Securities to Ascendia Brands or Ascendia Brands’ transfer agent, deliver or cause to be delivered to such holder a certificate representing such Securities that is free from the restrictive legend.

For purposes hereof, the “Lock-Up Period” means the period commencing on the Closing Date and ending on the earlier of (i) the second anniversary of the Closing Date or (ii) a Change of Control of Ascendia Brands.

For purposes hereof, a “Change of Control of Ascendia Brands” means the occurrence of either of the following events: (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended (the “Exchange Act”)), other than Prencen LLC, Prencen Lending LLC, MarNan LLC, Dana Holdings, LLC or any of their respective affiliates, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35% or more of the Stock of Ascendia Brands having the right to vote for the election of members of the Board of Directors of Ascendia Brands (the “Board of Directors”), (b) a consolidation, merger, reorganization or other form of acquisition of or by Ascendia Brands or other transaction in which Ascendia Brands’ shareholders retain less than 50% (by vote or value) of the surviving entity upon consummation of such transaction, (c) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (d) a sale or other transfer of substantially all of Ascendia Brands’ or its Subsidiaries’ assets.

For purposes hereof, “Continuing Director” means (a) any member of the Board of Directors who was a director of Ascendia Brands on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors or designated by Prencen LLC pursuant to the Second Amended and Restated Securities Purchase Agreement, dated as of June 30, 2006 and as amended thereafter, by and among Prencen LLC, Prencen Lending LLC and Ascendia Brands, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors of Ascendia Brands and whose initial assumption of office resulted from such contest or the settlement thereof.

For purposes hereof, “Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated under the Exchange Act).

For purposes hereof, “Transfer Percentage” means, with respect to any Prentice Transfer, the percentage determined by dividing the number of shares of Ascendia Brands Common Stock sold by Prentice pursuant to a Prentice Transfer by the total number of shares of Ascendia Brands Common Stock owned by Prentice, on an as-converted, fully-diluted basis (and without giving effect to any limitations on conversion or exercise contained in any convertible or exercisable securities held by Prentice), immediately prior to such Prentice Transfer.

Very truly yours,

COTY INC.

By:	/s/ Michael Fishoff
Name: Michael Fishoff
Title: Chief Financial Officer

Agreed and Accepted this

9th day of February, 2007

ASCENDIA BRANDS, INC.

By: /s/ Joseph A. Falsetti

Name: Joseph A. Falsetti

Title: President & Chief Executive Officer